exhibit 10.1

Amendment No. 3
to Credit Agreement

This Amendment No. 3 to Credit Agreement is dated as of July 17, 2012, and is between CTI Industries Corporation, an Illinois corporation (the “Borrower”); John H. Schwan, an individual resident of Illinois (“Schwan”); Stephen M. Merrick, an individual resident of Illinois (“Merrick”); CTI Helium, Inc., an Illinois corporation and a Wholly-Owned Subsidiary of the Borrower, in its capacity as a guarantor (the “Subsidiary Guarantor”); and BMO Harris Bank N.A., a national banking association, successor to Harris N.A. (the “Bank”).

The Borrower and the Bank entered into a Credit Agreement dated as of April 29, 2010 (the “Credit Agreement”), under which the Bank has extended certain credit facilities to the Borrower.

In connection with the Credit Agreement, Schwan and Merrick entered into a Guaranty dated as of April 29, 2010 (the “Limited Guaranty”), under which, among other things, each of them guarantees the prompt and complete payment and performance of the Obligations, subject to the limitations set forth in the Limited Guaranty.

In connection with the Credit Agreement, the Subsidiary Guarantor entered into a Guaranty dated as of April 29, 2010 (the “Subsidiary Guaranty”), under which, among other things, the Subsidiary Guarantor guarantees the prompt and complete payment and performance of the Obligations.

The parties now desire to amend the Credit Agreement in certain respects.

The parties therefore agree as follows:

1. Definitions. Defined terms used but not defined in this agreement are as defined in the Credit Agreement.

2. Limited Consent. (a) The Borrower desires to incur Indebtedness for Borrowed Money in an aggregate principal amount equal to $5,000,000 (the “BMO Mezzanine Debt”) and to issue certain warrants to purchase, in the aggregate, 4% of the Borrower’s common stock (the “BMO Mezzanine Warrants”), in each case pursuant to a Note and Warrant Purchase Agreement to be dated on or about the date of this agreement between the Borrower and BMO Private Equity (U.S.), Inc., a Delaware corporation and an Affiliate of the Bank (that agreement, the “BMO Mezzanine NWPA”). The Borrower has requested that the Bank consent to the Borrower’s entering into the BMO Mezzanine NWPA and to the Borrower’s consummating, in accordance with the BMO Mezzanine NWPA, the transactions contemplated by the BMO Mezzanine NWPA, including the Borrower’s incurring the BMO Mezzanine Debt and the Borrower’s issuing the BMO Mezzanine Warrant.

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(b) The Bank hereby consents to the Borrower’s entering into the BMO Mezzanine NWPA and to the Borrower’s consummating, in accordance with the BMO Mezzanine NWPA, the transactions contemplated by the BMO Mezzanine NWPA, including the Borrower’s incurring the BMO Mezzanine Debt and the Borrower’s issuing the BMO Mezzanine Warrants. This consent i) is a one-time consent; ii) is limited strictly as written; iii) does not constitute, and is not to be deemed to constitute, the Bank’s consent to any other action that, in the absence of the consent of the Bank, would be a violation of or default under the Credit Agreement; and iv) will not prejudice any rights or remedies that the Bank might have or be entitled to with respect to any such other violation or default. This consent will be effective upon satisfaction of the conditions set forth in section 8

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(c) Concurrently with the Borrower’s receipt of Net Proceeds from the incurrence of the BMO Mezzanine Debt, the Borrower shall make a prepayment of the outstanding principal amount of the Revolving Loans equal to the lesser of 100% of those Net Proceeds and the outstanding principal amount of the Revolving Loans.

3. Release under Limited Guaranty. As of the effective date of this agreement, the Bank hereby releases and discharges each of Schwan and Merrick from the Limited Guaranty except for any actual claim, demand, loss, or liability that arose or existed before the release and discharge of the Limited Guaranty.

4. Amendments to Credit Agreement. b) Section 1.4 of the Credit Agreement is hereby amended by replacing “(a) Nine Million and 00/100 Dollars ($9,000,000.00) (the “Revolving Credit Commitment”, as such amount may be reduced pursuant to the terms hereof)” with “(a) Twelve Million and 00/100 Dollars ($12,000,000.00) (the “Revolving Credit Commitment”, as such amount may be reduced pursuant to the terms hereof)”.

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(b) Section 4.3 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ Section 4.3 Guaranties. The payment and performance of the Obligations shall at all times be guaranteed by each direct and indirect domestic Subsidiary of the Borrower pursuant to one or more guaranty agreements in form and substance acceptable to the Bank (as the same may be amended, modified, or supplemented from time to time, individually a “Subsidiary Guaranty” and collectively the “Subsidiary Guaranties”).”

(c) The definition of “Applicable Rate” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Applicable Rate” means the following amounts per annum set forth on Exhibit E opposite the level (the “Level”) then in effect and based upon the Senior Leverage Ratio, it being understood that the Applicable Rate for (a) LIBOR Portions shall be the percentage set forth under the column “LIBOR Margin”; (b) the Base Rate Portion shall be the percentage set forth under the column “Base Rate Margin”; (c) the commitment fee described in Section 3.1(a) shall be the percentage set forth under the column “Commitment Fee”; and (d) the letter of credit fee described in Section 3.1(b) shall be the percentage set forth under the column “Letter of Credit Fee”. The Applicable Rate shall be adjusted quarterly, to the extent applicable, on the third (3rd) Business Day after the Borrower provides or is required to provide the compliance certificate pursuant to Section 8.5(j) for each fiscal quarter. Notwithstanding anything contained in this definition to the contrary, (i) if the Borrower fails to deliver the compliance certificate in accordance with the provisions of Section 8.5(j), then the Applicable Rate shall be based upon the previously applicable Level until the date such compliance certificate is actually delivered, whereupon the Applicable Rate shall be determined by the then current Level (and if such compliance certificate indicates a higher Level than previously applicable, the Borrower shall forthwith pay to the Bank any additional amount if interest and fees that would have been payable on any prior date had such compliance certificate been delivered when required); (ii) no reduction to the Applicable Rate shall become effective at any time when a Default or an Event of Default has occurred and is continuing; and (iii) from the Third Amendment Date, until the date on which the compliance certificate is required to be delivered for the fiscal quarter ending June 30, 2012, the initial Applicable Rate on the date hereof shall be based upon Level II. This paragraph shall not limit the rights of the Bank with respect to Section 8.23(a).”

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(d) The definition of “Borrowing Base” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Borrowing Base” means, as of any time it is to be determined, the sum of: (a) 85% of the then outstanding unpaid amount of Eligible Receivables; plus (b) the lesser of (i) $6,500,000 and (ii) 60% of the value (computed at the lower of market or cost using the first-in/first-out method of inventory valuation applied by the Borrower in accordance with GAAP) of Eligible Inventory; provided that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the certificates to be furnished from time to time by the Borrower pursuant to Section 8.5(a) hereof and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document.”

(e) The definition of “Equipment Loan Final Maturity Date” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Equipment Loan Final Maturity Date” means July 18, 2017, or such earlier date on which the Equipment Loan is declared to be or becomes due pursuant to Section 9.2 or 9.3 hereof.”

(f) The definition of “Fixed Charge Coverage Ratio” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Fixed Charge Coverage Ratio” means, with reference to any period, the ratio of (a) the total for such period of (i) EBITDA, minus (ii) federal, state, and local income taxes paid by the Borrower during such period, minus (iii) the sum of all dividends declared by the Borrower during such period, minus (iv) the sum of all payments made in connection with the purchase, redemption, or other acquisition or retirement of any capital stock or other equity interests of the Borrower (or any warrants, options or similar instruments to acquire the same), minus (v) all Capital Expenditures which are not financed with Indebtedness for Borrowed Money, to (b) Fixed Charges for such period.”

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(g) The definitions of “Limited Guaranty” and “Limited Guaranties” in section 5.1 of the Credit Agreement are hereby amended to read in their entirety as follows:

“ “Limited Guaranty” and “Limited Guaranties” are as defined in this Agreement as in effect immediately before giving effect to an Amendment No. 3 to Credit Agreement dated as of the Third Amendment Date, between the Borrower, John H. Schwan, Stephen M. Merrick, CTI Helium (as a Subsidiary Guarantor), and the Bank. Each Limited Guaranty was released in connection with that amendment to this Agreement.”

(h) The definition of “Loan Documents” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows to delete the reference to the Limited Guaranties:

“ “Loan Documents” means this Agreement, the Notes, the Applications, the Guaranties, the Collateral Documents, and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.”

(i) The definition of “Mortgage Loan Final Maturity Date” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Mortgage Loan Final Maturity Date” means July 18, 2017, or such earlier date on which the Mortgage Loan is declared to be or becomes due pursuant to Section 9.2 or 9.3 hereof.”

(j) The definition of “Obligations” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Obligations” means (a) all obligations of the Borrower to pay principal and interest on the Loans, all reimbursement obligations owing under the Applications, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held, or acquired, and (b) without duplication of clause (a), all Credit Product Obligations.”

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(k) The definition of “Revolving Credit Termination Date” in section 5.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ “Revolving Credit Termination Date” means July 18, 2017, or such earlier date on which the Revolving Credit Commitment is terminated in whole pursuant to Section 3.4, 9.2, or 9.3 hereof.”

(l) Section 5.1 of the Credit Agreement is hereby further amended by inserting the following new definitions in appropriate alphabetical order:

“ “BMO Mezzanine Debt” means all Indebtedness for Borrowed Money owing from the Borrower to BMO Private Equity under and in accordance with the BMO Mezzanine NWPA.

“BMO Mezzanine NWPA” means a Note and Warrant Purchase Agreement dated as of the Third Amendment Date, between the Borrower and BMO Private Equity.

“BMO Private Equity” means BMO Private Equity (U.S.), Inc., a Delaware corporation and an Affiliate of the Bank.

“Capital Expenditures” means, as to any Person and for any period, all expenditures (whether paid in cash or other consideration) during such period, without duplication, that are or should be included in additions to property, plant, and equipment or similar items reflected in such Person’s consolidated statement of cash flows for such period; provided that Capital Expenditures do not include, for purposes of this Agreement, expenditures of proceeds of insurance settlements, condemnation awards, and other settlements in respect of lost, destroyed, damaged, or condemned assets to the extent such expenditures are made to replace or repair such assets or otherwise to acquire assets useful in the business of the Person.

“Credit Product Arrangements” means, collectively, Swap Contracts between the Borrower and the Bank or Affiliate of the Bank and Treasury Management and Other Services.

“Credit Product Obligations” means obligations of the Borrower arising under Credit Product Arrangements and owing to the Bank or any Affiliate of the Bank.

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“Permitted Holder” means (a) each of John H. Schwan and Stephen M. Merrick; (b) in respect of John H. Schwan and subject to the qualifications set forth in clause (d), the John H. Schwan Grantor Retained Annuity Trust dated August 13, 2009; (c) in respect of Stephen M. Merrick and subject to the qualifications set forth in clause (d), The Merrick Company, LLC, an Illinois limited liability company; and (d) any other trust or other estate-planning vehicle established for the benefit of any individual identified in clause (a) or any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to any individual identified in clause (a) and in respect of which the applicable individual identified in clause (a) serves as trustee or in a similar capacity.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement; and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

“Third Amendment Date” means July 17, 2012.

“Total Funded Debt” means, at any time the same is to be determined, the aggregate of all Indebtedness for Borrowed Money of the Borrower and its Subsidiaries, on a consolidated basis, at such time, plus all Indebtedness for Borrowed Money of any other person or entity which is directly or indirectly guaranteed by the Borrower or any of its Subsidiaries or which the Borrower or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which the Borrower or any of its Subsidiaries has otherwise assured a creditor against loss. For purposes of this Agreement, “Total Funded Debt” does not include any Excluded Flexo VIE Debt.

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“Total Leverage Ratio” means, as of any time it is to be determined, the ratio of Total Funded Debt at such time to EBITDA for the four fiscal quarters of the Borrower then most recently ended.

“Treasury Management and Other Services” means (a) all arrangements for the delivery of treasury management services; (b) all commercial credit card and merchant card services; and (c) all other banking products or services, other than Letters of Credit, in each case under clauses (a), (b), and (c) to or for the benefit of the Borrower which are entered into or maintained with the Bank or Affiliate of the Bank and which are not prohibited by the express terms of the Loan Documents.”

(m) Section 5.1 of the Credit Agreement is hereby further amended by deleting the definitions of “Individual Guarantors” and “Tangible Net Worth.”

(n) Section 6.6 of the Credit Agreement is hereby amended to read in its entirety as follows to replace “December 31, 2009” with “December 31, 2011”:

“ Section 6.6 No Material Adverse Change. Since December 31, 2011, there has been no change in the condition (financial or otherwise) or business prospects of the Borrower or any Subsidiary except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.”

(o) Clause (iv) of section 7.2(a) of the Credit Agreement is hereby amended to read in its entirety as follows to replace references to the Individual Guarantors with references to Schwan and Merrick:

“ (iv) a Subordination Agreement from John H. Schwan and Stephen M. Merrick in favor of the Bank, together with copies of the subordinated note and any other loan documents executed in connection therewith;”

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(p) Clause (b) of section 8.7 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ (b) [intentionally omitted];”

(q) Clause (e) of section 8.7 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ (e) the BMO Mezzanine Debt, in an aggregate principal amount not to exceed $5,000,000 as of the Third Amendment Date, as reduced by permitted payments thereon, and provided that the BMO Mezzanine Debt shall be Subordinated Debt;”

(r) Clause (f) of section 8.7 of the Credit Agreement is hereby amended to read in its entirety as follows to replace references to the Individual Guarantors with references to Schwan and Merrick:

“ (f) indebtedness of the Borrower and Flexo to John H. Schwan and Stephen M. Merrick existing on the date hereof in an aggregate principal amount not to exceed $3,035,000 on the date hereof, as reduced by payments thereon, and provided that any indebtedness of the Borrower to John H. Schwan and Stephen M. Merrick shall be Subordinated Debt;”

(s) Clause (d) of section 8.8 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ (d) [intentionally omitted];”

(t) Clause (g) of section 8.8 of the Credit Agreement is hereby amended to read in its entirety as follows:

“ (g) Liens securing the indebtedness described in Section 8.7(e), and provided that those Liens are subordinated to the Bank’s Liens pursuant to written subordination provisions approved in writing by the Bank; and”

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(u) Section 8.23 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 8.23 Financial Covenants.

(a) Senior Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2010), the Borrower shall not permit the Senior Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

Fiscal Quarter Ending	Level
March 31, 2010, June 30, 2010, September 30, 2010, and December 31, 2010	3.50 to 1.00
March 31, 2011, and June 30, 2011	3.25 to 1.00
September 30, 2011	3.00 to 1.00
December 31, 2011, March 31, 2012, June 30, 2012, and September 30, 2012	3.25 to 1.00
December 31, 2012, and March 31, 2013	3.00 to 1.00
June 30, 2013, and September 30, 2013	2.75 to 1.00
December 31, 2013, and each fiscal quarter thereafter	2.50 to 1.00

(b) Total Leverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing June 30, 2012), the Borrower shall not permit the Total Leverage Ratio for the four fiscal quarters of the Borrower then ended to be more than the amount set forth below for such fiscal quarter:

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Fiscal Quarter Ending	Level
June 30, 2012	5.25 to 1.00
September 30, 2012	4.85 to 1.00
December 31, 2012, and March 31, 2013	4.60 to 1.00
June 30, 2013, and September 30, 2013	4.35 to 1.00
December 31, 2013, and each fiscal quarter thereafter	4.10 to 1.00

(c) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter of the Borrower (commencing with the fiscal quarter ending June 30, 2012), the Borrower shall not permit the Fixed Charge Coverage Ratio for the four fiscal quarters of the Borrower then ended to be less than 1.15 to 1.00.

(d) Capital Expenditures. Subject to the other terms of this Section 8.23(d), the Borrower shall not, and shall not permit any of its Subsidiaries to, make or commit to make, directly or indirectly, any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures made by the Borrower and its Subsidiaries would exceed (i) $4,000,000 in the fiscal year of the Borrower ending on December 31, 2012, or (ii) $700,000 in any subsequent fiscal year of the Borrower. If the amount of Capital Expenditures permitted to be made by the Borrower and its Subsidiaries pursuant to the immediately preceding sentence in any fiscal year of the Borrower is greater than the amount of Capital Expenditures actually made by the Borrower and its Subsidiaries during that fiscal year (without giving effect to any carry-forward permitted by this sentence), then 50% of that excess amount (for that fiscal year, the “Carried-Forward Amount”) may be carried forward and utilized by the Borrower and its Subsidiaries to make Capital Expenditures solely in the immediately succeeding fiscal year of the Borrower. If any portion of the Carried-Forward Amount for any fiscal year of the Borrower is not used in the immediately succeeding fiscal year of the Borrower to make Capital Expenditures, that portion will not be included in any subsequent Carried-Forward Amount for, or carried forward to, any subsequent fiscal year of the Borrower. In determining any Carried-Forward Amount, the amount expended in any fiscal year of the Borrower will first be deemed to be from the amount allocated to that fiscal year (before giving effect to any Carried-Forward Amount). If in the fiscal year of the Borrower ending December 31, 2012, the ERP system is not completed and any portion of the $500,000 of budgeted Capital Expenditures for the ERP system is not actually made, then the unspent portion may be carried forward to any subsequent fiscal year of the Borrower (in addition to any Carried-Forward Amount in respect of any such subsequent fiscal year) to complete that project. If in the fiscal year of the Borrower ending December 31, 2012, the latex-processing plant is not completed and any portion of the $1,500,000 of budgeted Capital Expenditures for the latex-processing plant is not actually made, then the unspent portion may be carried forward to any subsequent fiscal year of the Borrower (in addition to any Carried-Forward Amount in respect of any such subsequent fiscal year) to complete that project.”

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(v) Section 9.1(l) of the Credit Agreement is hereby amended to read in its entirety as follows:

“ (l) the occurrence of any of the following: (i) the Permitted Holders shall cease to collectively own and control, directly and free and clear of all Liens (other than (A) Liens existing as of the Third Amendment Date that have been disclosed to the Bank and (B) Liens consented to in writing by the Bank), at least thirty-seven percent (37%) of the issued and outstanding voting shares of the capital stock or other equity interests of the Borrower at any time or the voting power to elect a majority of the Borrower’s board of directors, including, without limitation, as the result of the exercise by one or more secured parties of one or more security interests in respect of any ownership interest in the Borrower; (ii) the granting by any Permitted Holder, directly or indirectly, after the Third Amendment Date and without the prior written consent of the Bank, of a security interest in its ownership interest in the Borrower, if the secured party’s exercise of remedies in respect of that security interest could reasonably be expected to result in the occurrence of one or more events of the kind described in clause (i); (iii) John H. Schwan and Stephen M. Merrick shall cease to hold the titles of Chairman and Chief Financial Officer or equivalent positions, respectively, of the Borrower; (iv) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than the Individual Guarantors) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 10% or more of either (x) the then outstanding shares of common stock of the Borrower or (y) the combined voting power of the then outstanding voting securities of the Borrower entitled to vote generally in the election of Directors; or (v) the Borrower ceases to directly own free and clear of all Liens (other than Liens permitted pursuant to Section 8.8) 100% of the issued and outstanding shares of the capital stock or other equity interests of its Subsidiaries, except as a result of intercompany mergers or liquidations otherwise expressly permitted under this Agreement;”

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(w) Exhibit D to the Credit Agreement is hereby amended to read in its entirety as set forth in Exhibit D to this agreement.

(x) Exhibit E to the Credit Agreement is hereby amended to read in its entirety as set forth in Exhibit E to this agreement.

(y) Exhibit F to the Credit Agreement is hereby amended to read in its entirety as set forth in Exhibit F to this agreement.

5. Post-Closing Matters. 2) The Borrower shall complete each of the following tasks and other items set forth below no later than any applicable time specified below or any later date to which the Bank agrees in writing:

(1)	the Borrower shall i) diligently pursue a release of liens or assignments of intellectual property of the Borrower in favor of Cole Taylor Bank reflected on records of the United States Patent and Trademark Office, and ii) deliver to the Bank, promptly following any request from the Bank, evidence satisfactory to the Bank that the Borrower is diligently pursuing that release;

(2)	within 15 days after the date of this agreement, the Borrower shall deliver to the Bank stock certificates evidencing 65% of the voting equity interests of Flexo, together with undated executed blank stock powers therefor.

(b) The Borrower hereby acknowledges b) that default in the observance or performance of any covenant set forth in section 5(a) will constitute an Event of Default under the Credit Agreement; and c) that no grace or cure period will apply in respect of any such default in the observance or performance of any such covenant.

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6. Reaffirmation of Subsidiary Guaranty. The Subsidiary Guarantor hereby expressly does each of the following:

(1)	consents to the execution by the Borrower and the Bank of this agreement;

(2)	acknowledges that the “Indebtedness” (as defined in the Subsidiary Guaranty) includes all of the “Obligations” under and as defined in the Credit Agreement, as amended from time to time (including as amended by this agreement);

(3)	acknowledges that the Subsidiary Guarantor does not have any set-off, defense, or counterclaim to the payment or performance of any of the obligations of the Borrower under the Credit Agreement or the Subsidiary Guarantor under the Subsidiary Guaranty;

(4)	reaffirms, assumes, and binds itself in all respects to all of the obligations, liabilities, duties, covenants, terms, and conditions contained in the Subsidiary Guaranty;

(5)	agrees that all such obligations and liabilities under the Subsidiary Guaranty continue in full force and that the execution and delivery of this agreement to, and its acceptance by, the Bank will not in any manner whatsoever do any of the following:

(A)	impair or affect the liability of the Subsidiary Guarantor to the Bank under the Subsidiary Guaranty;

(B)	prejudice, waive, or be construed to impair, affect, prejudice, or waive the rights and abilities of the Bank at law, in equity, or by statute against the Subsidiary Guarantor pursuant to the Subsidiary Guaranty; or

(C)	release or discharge, or be construed to release or discharge, any of the obligations and liabilities owing to the Bank by the Subsidiary Guarantor under the Subsidiary Guaranty; and

(6)	represents and warrants that each of the representations and warranties made by the Subsidiary Guarantor in any of the documents executed in connection with the Loans remain true and correct as of the date of this agreement.

7. Representations and Warranties. To induce the Bank to enter into this agreement, the Borrower hereby represents to the Bank as follows:

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(1)	that the Borrower is duly authorized to execute and deliver this agreement and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended by this agreement, and to perform its obligations under the Credit Agreement, as amended by this agreement;

(2)	that the execution and delivery of this agreement and the performance by the Borrower of its obligations under the Credit Agreement, as amended by this agreement, do not and will not conflict with any provision of law or of the articles of organization or operating agreement of the Borrower or of any agreement binding upon the Borrower;

(3)	that the Credit Agreement, as amended by this agreement, is a legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability might be limited by bankruptcy, insolvency, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies;

(4)	that the representation and warranties set forth in section 6 of the Credit Agreement, as amended by this agreement, are true and correct with the same effect as if those representations and warranties had been made on the date hereof, except that all references to the financial statements mean the financial statements most recently delivered to the Bank and except for changes specifically permitted under the Credit Agreement, as amended by this agreement;

(5)	that the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended by this agreement, including the covenants stated in section 8 of the Credit Agreement; and

(6)	that as of the date of this agreement no Default and no Event of Default under section 10 of the Credit Agreement, as amended by this agreement, has occurred or is continuing.

8. Conditions. The effectiveness of this agreement is subject to satisfaction of the following conditions:

(1)	that the Bank has received i) a copy of this agreement, duly executed by the parties; ii) a Replacement Revolving Note in the form of Exhibit D attached hereto, duly executed by the Borrower; iii) a copy of the BMO Mezzanine NWPA and each of the other documents required to be delivered in accordance with section 7.2 of the BMO Mezzanine NWPA, each duly executed by all applicable Persons; iv) a subordination and intercreditor agreement in respect of the BMO Mezzanine Debt, in form and substance satisfactory to the Bank, duly executed by all applicable Persons; v) a favorable written opinion of counsel for the Borrower in form and substance satisfactory to the Bank and its counsel; vi) an amendment to the Pledge Agreement to reflect the certificate numbers and other information relating to stock certificates evidencing 65% of the voting equity interests of Flexo; vii) file-stamped UCC-3s terminating each of the following UCC financing statements: (i) financing statement number 013124779, filed on April 7, 2008, naming the Borrower as debtor and RBS Asset Finance, Inc., as the secured party; (ii) financing statement number 013025754, filed on March 7, 2008, naming the Borrower as debtor and RBS Asset Finance, Inc., as the secured party; (iii) financing statement number 012408080, filed on August 17, 2007, naming the Borrower as debtor and RBS Asset Finance, Inc., as the secured party; and (iv) financing statement number 012408072, filed on August 17, 2007, naming the Borrower as debtor and RBS Asset Finance, Inc., as the secured party; and viii) all other documents, certificates, resolutions, and opinions of counsel as the Bank requests; and

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(2)	that all legal matters incident to the execution and delivery of this agreement are satisfactory to the Bank and its counsel.

9. General. (a) This agreement and the rights and duties of the parties hereto are governed by, and are to be construed in accordance with, the internal laws of State of Illinois without regard to principles of conflicts of laws. Wherever possible each provision of the Credit Agreement and this agreement is to be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this agreement is prohibited by or invalid under any such law, that provision will be deemed ineffective to the extent of that prohibition or invalidity, without invalidating the remainder of that provision or the remaining provisions of the Credit Agreement and this agreement.

(b) This agreement is a Loan Document.

(c) This agreement binds each party and their respective successors and assigns, and this agreement inures to the benefit of each party and the successors and assigns of the Bank.

(d) Except as specifically modified or amended by the terms of this agreement, the terms and provisions of the Credit Agreement, the Subsidiary Guaranty, and the other Loan Documents are incorporated by reference herein and in all respects continue in full force and effect. The Borrower, by execution of this agreement, hereby reaffirms, assumes, and binds itself to all of the obligations, duties, rights, covenants, terms, and conditions contained in the Credit Agreement and the other Loan Documents to which it is a party.

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(e) Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, are deemed to refer to the Credit Agreement, as amended by this agreement.

(f) The Borrower shall pay all costs and expenses in connection with the preparation of this agreement and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who are employees of the Bank or any affiliate or parent of the Bank. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees, and other costs and expenses in connection with the execution and delivery of this agreement and the other instruments and documents to be delivered hereunder, and agrees to save the Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

(g) The Borrower hereby waives and releases any and all current existing claims, counterclaims, defenses, or set-offs of every kind and nature which it has or might have against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement. The Borrower hereby further covenants and agrees not to sue the Bank or assert any claims, defenses, demands, actions, or liabilities against the Bank arising out of, pursuant to, or pertaining in any way to the Credit Agreement, any and all documents and instruments in connection with or relating to the foregoing, or this agreement.

(h) The parties may sign this agreement in several counterparts, each of which will be deemed an original but all of which together will constitute one instrument.

[Signature pages follow]

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The parties are signing this Amendment No. 3 to Credit Agreement as of the date stated in the introductory clause.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and
Chief Financial Officer

/s/ John H. Schwan
John H. Schwan

/s/ Stephen M. Merrick
Stephen M. Merrick

CTI Helium, Inc.

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and Chief Financial Officer

BMO Harris BANK N.A.

By:	/s/ Timothy J. Moran
Name:	Timothy J. Moran
Title:	Senior Vice President Commercial Middle Market

Signature page to
Amendment No. 3 to Credit Agreement

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Exhibit D

Replacement Revolving Note

Chicago, Illinois
$12,000,000.00	July 17, 2012

On the Revolving Credit Termination Date, for value received, the undersigned, CTI Industries Corporation, an Illinois corporation (the “Borrower”), hereby promises to pay to the order of BMO Harris Bank N.A., a national banking association, successor to Harris N.A. (the “Bank”), at its office at 111 West Monroe Street, Chicago, Illinois, the principal sum of (i) Twelve Million and no/100 Dollars ($12,000,000.00), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Revolving Loans owing from the Borrower to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Replacement Revolving Note (this “Note”) evidences Revolving Loans made and to be made to the Borrower by the Bank under the Revolving Credit provided for under that certain Credit Agreement dated as of April 29, 2010, between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and the Borrower hereby promises to pay interest at the office described above on such Revolving Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

The Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand. This Note shall be construed in accordance with, and governed by, the internal laws of the State of Illinois without regard to principles of conflicts of laws.

This Note constitutes a renewal and restatement of, and replacement and substitution for, but is not a repayment of, that certain Revolving Note dated April 29, 2010, in the maximum principal amount of Nine Million and 00/100 Dollars ($9,000,000.00), executed by the Borrower and made payable to the order of the Bank (the “Original Note”), as referred to in the Credit Agreement. The indebtedness evidenced by the Original Note is continuing indebtedness evidenced hereby. Except as specifically provided by the terms hereof, the terms of the Original Note are hereby merged into the terms hereof such that all security interests, mortgages and assignments previously granted to secure the Original Note are continuing and secure this Note. Nothing herein constitutes a payment, settlement or novation of the Original Note, or releases or otherwise adversely affects any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and
Chief Financial Officer

Exhibit E

Applicable Rate

Level	Senior Leverage Ratio	LIBOR Margin	Base Rate Margin	Commitment Fee	Letter of Credit Fee
I	Greater than or equal to 3.00 to 1.00	3.00%	0.50%	0.25%	2.50%
II	Less than 3.00 to 1.00 but greater than 2.00 to 1.00	2.75%	0.25%	0.25%	2.25%
III	Less than or equal to 2.00 to 1.00	2.50%	0.00%	0.25%	2.00%

Exhibit F

Borrowing Base Certificate

To: BMO Harris Bank N.A.

Pursuant to the terms of the Credit Agreement dated as of April 29, 2010, between CTI Industries Corporation, an Illinois corporation, and you (the “Credit Agreement”), we submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.

I.	Borrowing Base

A.	Accounts in Borrowing Base

1. Gross Accounts
2. Less
(a) Owed by an account debtor who is not located within the U.S.)
(b) Owed by an account debtor who is a Subsidiary, Affiliate, shareholder, director, officer, or employee
(c) Owed by an account debtor who is in an insolvency or reorganization proceeding
(d) Unpaid more than ninety (90) days after the original invoice date
(e) Ineligible because of 25% taint factor
(f) Otherwise ineligible
Total Deductions (sum of lines I.A.2(a) through I.A.2(f))
3. Eligible Accounts (line I.A.1 minus I.A.2)
4. Accounts in Borrowing Base (line I.A.3 x 0.85)

B.	Inventory in Borrowing Base

1. Gross inventory of Finished Goods and Raw Materials
2. Less
(a) Finished Goods and Raw Materials not located at approved locations
(b) Obsolete, slow moving, or not merchantable
(c) Otherwise ineligible
Total Deductions (sum of lines I.B.2(a) through I.B.2(c))
3. Eligible Inventory (line I.B.1 minus line I.B.2)
4. Eligible Inventory included in Borrowing Base determination (line I.B.3 x 0.60)

C.	Inventory in Borrowing Base

1. Inventory Cap $6,500,000
2. Eligible Inventory Line I.B.4
3. Eligible Inventory in Borrowing Base (Lesser of lines I.C.1 and I.C.2)

D.	Total Borrowing Base

(sum of lines I.A.4 and I.C.3)

E.	Revolving Credit Advances

1. Revolving Loans
2. Letters of Credit
Total Revolving Credit Outstanding (line I.E.1 plus line I.E.2)

F.	Unused Availability

(line I.D minus I.E)

II.	Accounts Receivable Aging

General Ledger Activity		Accounts Receivable Aging
A/R at	$	Current
Add Sales		$30-60 Days
Less Cash	( )	60-90 Days
Less Cm’s	( )	Over 90 Days	__________
A/R at	$	Total	$

III.	Accounts Payable Aging

Current
30-60 Days
60-90 Days
Total

Withholding taxes have been paid through ______________________________________(date)

Dated as of this ____ day of __________________, ____.

CTI Industries Corporation

By:	/s/ Stephen M. Merrick
Name:	Stephen M. Merrick
Title:	Executive Vice President and
Chief Financial Officer

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